AMERICAN TECHNOLOGY'S INCREASING LRAD-X™ SALES

BOOST FISCAL Q3 2008 REVENUES

SAN DIEGO, CA, July 2, 2008 - American Technology Corporation (ATC) (NASDAQ: ATCO), a leading provider of directed sound products and technologies, announced today that increasing LRAD-X™ sales boosted fiscal Q3 2008 revenues over fiscal Q3 2007 revenues and have the Company on track to report a strong second half of its fiscal year.

"We experienced increasing LRAD order demand in fiscal Q3 that is continuing to grow into fiscal Q4," said Tom Brown, president and CEO of American Technology. "Our recently launched LRAD-X products are being well received by U.S. military officials, and domestic and international customers in the oil and gas, maritime security and cruise line industries."

"In Q3, we shipped LRADs to the U.S. military and to international destinations in Europe, Asia, South America, and the Middle East," continued Brown. "Per our previous guidance, we expect a strong second half of the fiscal year, contributing to higher revenues and product margins for the fiscal year ending September 30, 2008 over the fiscal year ended September 30, 2007."

"The growing acceptance of our proprietary LRAD-X product line is translating into increasing orders and product visibility," added Brown. "We look forward to finalizing and issuing fiscal Q3 results, holding our quarterly conference call and announcing new business developments."

About American Technology Corporation

American Technology Corporation is Shaping the Future of Sound® by providing directed audio solutions that place clear, highly intelligible sound exactly where needed. ATC's Long Range Acoustic Device (LRAD®), HyperSonic® Sound, and NeoPlanar® product lines make up the core of an expanding portfolio of directed sound products and technologies. For more information about ATC and its directed sound solutions please visit the company's web site at www.atcsd.com.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements, including but not limited to, the performance of our management team, market acceptance of our directed sound technologies and products, entry of competitors, the possibility our intellectual property protections will not prevent others from marketing products similar to or competitive with our products, potential technical or manufacturing difficulties that could delay product deliveries or increase warranty costs, and other risks identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management's expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the "Risk Factors" section of the Company's Form 10-K for the fiscal year ended September 30, 2007 and Form 10-Q for the quarter ended March 31, 2008. American Technology Corporation disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated.

FOR FURTHER INFORMATION CONTACT:

Investor Relations:

Robert Putnam

(858) 676-0519

robert@atcsd.com